EXHIBIT 24.1

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that I, John F. Kenny, Jr., residing at 8 Brewer Way, Hingham, MA 02043, do hereby make, constitute and appoint, Garry
B. Watzke or Clare A. Dever, being, respectively, the General Counsel and Director of Special Legal Services of Iron Mountain Incorporated, acting singly, to be my lawful attorney-in-fact for me and to do any and all acts of the Securities Exchange Act of 1934, including, without limitation, the preparation, signing and filing of Forms 3, 4 and 5 ("Section 16 Filings"). Among the powers granted to may attorney-in-fact are:

To prepare, sign and file with the Securities and Exchange Commission and the New York Stock Exchange the Section 16 Filings, in my name or stead, and any and all such further documents as he/she may deem necessary or advisable in order to carry out the required Section 16 Filings and the powers granted to him/her by these presents.

This Power of Attorney shall remain in effect until revoked by the undersigned in writing.

IN WITNESS WHEREOF, I have hereunto set my and seal this 11th day of March, 2005.

/s/ John F. Kenny, Jr.
------------------------------
Name:  /s/ John F. Kenny, Jr.


State of Massachusetts     )
                           ) ss.
County of Suffolk          )


         Then personally appeared, before me, the aforesaid John F. Kenny, Jr., who to me, acknowledged to me that he foregoing was his free act and deed.


Before me,

/s/ Lori K. Kulevich
Notary Public

My Commission Expires: July 28, 2006